Exhibit (c)(6)

Discussion Materials

GH&F

Overview of Shareholders Remaining After Various Splits

- The following table summarizes the impact of different splits on the number of shareholders outstanding.
- The analysis assumes that approximately one million shares held by objecting shares are all held by shareholders holding fewer shares than the split factor. This is likely not the case. As a result, the numbers of shareholders remaining after the splits and the percentages of shares remaining post split are likely understated.

	# of Shareholders		%of Outstanding Shares Remaining Post Split	
	Split Out	Remaining Post Split	Split Out	Remaining Post Split
1:5,000	4,112	132	9.0%	91.0%
1:10,000	4,180	64	11.1%	88.9%
1:20,000	4,203	41	12.5%	87.5%
1:200,000	4,232	12	16.1%	83.9%

	Non-Pratt/Erickson/Holiday		Pratt/ Erickson/Holiday
	# of Shares Cashed Out	# of Shares Retained	# of Shares Retained
1:5,000	2,167,198	4,314,711	17,713,827
1:10,000	2,692,449	3,789,460	17,713,827
1:20,000	3,021,486	3,460,423	17,713,827
1:200,000 (1)	3,898,397	2,583,512	17,713,827

(1) Assumes Erickson shareholders combine shares for purposes of the split.

NOTE: The analysis is preliminary and subject to change. The information is based on shareholder information from the company and public filings. The information includes inconsistencies that need further investigation by the company. In addition, shareholders will be able to trade to bring their holdings above or below the split level after announcement and before effectiveness, and the analysis does not predict the outcome of such trading.

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Page 2 Discussion Materials Shares Held Short and the Reverse Stock Split The following table summarizes the short interest in the company’s stock, and the number of days required to cover under average daily trading volume (data provided by nasdaq.com sourced from Nasdaq Stock Market) The short positions in the company’s stock could be a factor in trading of the company’s stock after announcement of the split Settlement Date Short Interest Avg Daily Share Volume Days To Cover 4/15/2009 2,512,606 24,007 105 3/31/2009 2,538,117 27,484 92 3/13/2009 2,315,375 12,945 179 2/27/2009 2,359,380 39,809 59 2/13/2009 2,423,325 14,393 168 1/30/2009 2,427,162 13,002 187 1/15/2009 2,726,772 29,014 94 12/31/2008 2,812,315 21,234 132 12/15/2008 2,823,876 38,642 73 11/28/2008 2,531,300 47,553 53 11/14/2008 2,511,629 109,914 23 10/31/2008 2,699,792 70,031 39 10/15/2008 2,156,327 36,635 59 9/30/2008 2,260,083 25,077 90 9/15/2008 2,331,672 27,571 85 8/29/2008 2,412,593 18,343 132 8/15/2008 2,452,359 23,625 104 7/31/2008 2,357,695 31,501 75 7/15/2008 2,263,867 46,180 49 6/30/2008 2,476,004 82,284 30 6/13/2008 2,456,625 81,955 30 5/30/2008 2,251,429 41,990 54 5/15/2008 2,171,047 50,230 43 4/30/2008 2,005,670 43,146 46 4/15/2008 2,001,841 49,043 41

Page 3 Discussion Materials Proposal Analysis Fully Diluted Summary Capitalization ($ mm) Common Shares Outstanding (millions) 24.2 Common Stock Equivalents as of April 24, 2009 (millions) 0.0 Fully Diluted Share Count 24.2 Current Stock Price as of April 24, 2009 $3.51 Fully Diluted Market Capitalization $84.9 Plus: Debt as of February 28, 2009 $289.8 Less: Cash and Marketable Securities as of February 28, 2009 $1.7 Fully Diluted Company Value $373.1 EBITDA Multiple Analysis EBITDA Implied EBITDA Multiples ($ mm) $3.00 $3.20 $4.00 $5.00 $6.00 LTM $42.0 8.6x 8.7x 9.2x 9.8x 10.3x 2009 950 Budget $57.4 6.3x 6.4x 6.7x 7.1x 7.5x 2009 E&Y 3/23 Forecast $66.5 5.4x 5.5x 5.8x 6.2x 6.5x Premiums Analysis Average Premium Premium Premium Premium Premium Share Price @ $3.00 @ $3.20 @ $4.00 @ $5.00 @ $6.00 One Day $3.51 -14.5% -8.8% 14.0% 42.5% 70.9% One Week Average $3.67 -18.2% -12.7% 9.1% 36.3% 63.6% One Month Average $3.18 -5.6% 0.7% 25.9% 57.4% 88.8% One Year Average $2.88 4.3% 11.2% 39.0% 73.8% 108.5%

Page 4 Outstanding Options Discussion Materials Range of Exercise Prices Number Outstanding (1) Weighted Average Exercise Price $3.00-$7.99 969,890 $5.80 $8.00-$11.99 1,690,973 $9.69 $12.00-$15.99 256,500 $12.62 $16.00-$19.99 452,750 $16.00 $20.00-$23.99 97,000 $21.46 $24.00-$24.40 40,000 $24.40 $4.47-$24.40 3,507,113 $10.14 Source: Company 10K, as of February 2, 2008. (1) Company 10Q listed 3,159,403 outstanding options as of November 1, 2008.

Preliminary Financial Analysis

Premiums Paid Analysis

		Split Mechanics		Premium Over Average Price			
Announcement	Company	Split	Payment per Share	One Day	One Week	One Month	One Year
1/21/2009	Renegy Holdings, Inc.	1:2,000	$0.74	89.7%	93.5%	114.8%	-74.3%
12/10/2008	Grill Concepts, Inc.	1:35	$1.50	114.3%	86.1%	81.9%	-45.3%
9/29/2008	The Middleton Doll Company	1:1,000	$0.50	117.4%	142.7%	141.7%	39.6%
8/25/2008	Computer Horizons Corp.	1:500	$0.30	-9.1%	-9.6%	-10.7%	-34.1%
7/17/2008	Careguide, Inc.	1:50,000	$0.14	133.3%	94.4%	105.6%	4.0%
6/30/2008	Gouverneur Bancorp, Inc.	1:100	$10.00	24.1%	19.8%	17.4%	2.1%
5/16/2008	Bactolac Pharmaceuticals	1:500	$4.00	11.1%	9.7%	9.3%	6.2%
2/29/2008	First Bancorp of Indiana	1:300	$14.00	16.6%	16.0%	13.8%	-8.0%
2/19/2008	Peoples-Sidney Financial Corp.	1:600	$13.47	1.3%	1.3%	9.1%	7.5%
1/3/2008	Oregon Pacific Bancorp	1:500	$13.00	43.6%	43.6%	43.4%	20.4%
12/21/2007	Jaclyn Inc.	1:250	$10.21	70.2%	60.0%	57.4%	8.5%
10/5/2007	Magstar Technologies, Inc.	1:2,000	$0.43	112.5%	112.5%	59.9%	15.0%
7/2/2007	Citizens Financial Corp.	1:250	$7.25	10.9%	10.9%	11.9%	26.3%
5/1/2007	Harold's Stores, Inc.	1:1,000	$0.30	25.0%	33.9%	-6.1%	-36.2%
2/21/2007	Ohio State Bankshares	1:150	$95.00	1.7%	1.7%	1.7%	13.0%
2/13/2007	BNS Holding Inc.	1:200	$13.62	0.0%	0.1%	0.9%	88.7%
1/8/2007	K-Tel International, Inc.	1:5,000	$0.10	216.7%	216.7%	153.3%	145.2%
10/16/2006	Ergo Science Corp.	1:200	$2.10	200.0%	219.7%	215.8%	146.4%
8/15/2006	Pegasus Communications Corporation	1:100	$3.25	44.4%	41.2%	39.3%	6.4%
6/1/2006	Eupa International Corporation	1:7999	$0.40	NM	NM	NM	NM
3/31/2006	Mestek, Inc.	1:5,000	$15.24	21.8%	23.0%	20.2%	-8.6%
1/26/2006	Home City Financial Corp.	1:210	$17.10	11.9%	12.9%	13.1%	12.4%
1/24/2006	Yadkin Valley Company	1:50	$78.00	39.3%	39.3%	39.3%	39.7%
11/2/2005	Collins Industries, Inc.	1:300	$7.70	14.0%	14.6%	13.9%	32.4%
10/21/2005	Sagient Research Systems Inc.	1:101	$0.12	33.3%	50.0%	76.2%	49.2%
10/14/2005	Major Automotive Companies, Inc.	1:1,000	$1.90	35.7%	43.7%	34.7%	82.8%
10/7/2005	ITEC Attractions Inc.	1:381,426	$0.27	11.1%	11.2%	11.5%	30.8%
9/16/2005	PVC Container Corp	1:2,000	$2.39	13.8%	14.9%	15.4%	47.9%
8/29/2005	Hia Inc.	1:45,000	$0.60	39.5%	36.4%	37.3%	24.8%
6/21/2005	American Education Corp.	1:2,000	$11.00	54.5%	36.7%	36.1%	38.1%
			Low	-9.1%	-9.6%	-10.7%	-74.3%
			Mean	51.7%	50.9%	46.8%	23.5%
			Median	33.3%	36.4%	34.7%	15.0%
			High	216.7%	219.7%	215.8%	146.4%

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